Exhibit 99.1

MARKEL REPORTS 2010 FINANCIAL RESULTS

FOR IMMEDIATE RELEASE	CONTACT: BRUCE KAY TELEPHONE: 804-747-0136

Richmond, VA, February 2, 2011 — Markel Corporation (NYSE: MKL) reported diluted net income per share of $27.27 for the year ended December 31, 2010 compared to $20.52 in 2009. The 2010 combined ratio was 97% compared to 95% in 2009. Book value per common share outstanding increased 16% to $326.36 at December 31, 2010 from $282.55 at December 31, 2009. Over the five-year period ended December 31, 2010, compound annual growth in book value per common share outstanding was 13%.

Alan I. Kirshner, Chairman and Chief Executive Officer, commented, “2010 has been a very busy and productive year for Markel. On the underwriting side, we have produced solid profits while maintaining our underwriting discipline. Our investment results were strong, and we continue to grow our non-insurance operations through acquisitions by Markel Ventures. During the fourth quarter of 2010, we added the FirstComp workers’ compensation insurance operations through our acquisition of Aspen Holdings, Inc. Thanks to the hard work of all of our associates and the support of our shareholders, we close the year with double-digit growth in book value over the past one-year and five-year periods.”

The following tables present selected financial data from 2010 and 2009.

	Year Ended
	December 31,
(in thousands, except per share amounts)	2010	2009

Net income to shareholders	$266,793	$201,638

Comprehensive income to shareholders	$430,563	$590,995

Weighted average diluted shares	9,785	9,826

Diluted net income per share	$27.27	$20.52

(in thousands, except per share amounts)	December 31, 2010	December 31, 2009
Book value per common share outstanding	$326.36	$282.55

Common shares outstanding	9,718	9,819

The improvement in diluted net income per share during 2010 was primarily the result of improved investment returns due in part to having lower write downs for other-than-temporary declines in the estimated fair value of investments compared to 2009.

Comprehensive income to shareholders for 2010 was $430.6 million compared to $591.0 million in 2009. This decrease was primarily due to a less favorable change in net unrealized gains on investments, partially offset by an increase in net income to shareholders in 2010 compared to 2009.

	Combined Ratio Analysis
	Year Ended December 31,
	2010	2009
Excess and Surplus Lines	96%	96%
Specialty Admitted	100%	99%
London Insurance Market	95%	91%

Consolidated	97%	95%

The increase in the consolidated combined ratio was due to a higher current accident year loss ratio and a higher expense ratio, partially offset by more favorable development of prior years’ loss reserves compared to 2009. The 2010 combined ratio included $33.0 million, or two points, of underwriting loss on the Chilean earthquake and the Deepwater Horizon drilling rig explosion. The 2010 combined ratio also included $74.7 million, or four points, of underwriting loss for two programs previously underwritten in the Excess and Surplus Lines segment that were exposed to losses associated with the adverse conditions in the residential mortgage market in recent years. The 2009 combined ratio included $35.5 million, or two points, of underwriting loss from these same two programs. The higher expense ratio was primarily due to a decline in earned premiums and to costs associated with the implementation of our Atlas system and business process initiative. The 2010 expense ratio included three points of costs associated with the implementation of our Atlas initiative compared to two points for 2009. The 2010 combined ratio included $278.0 million of favorable development on prior years’ loss reserves compared to $235.3 million in 2009.

The Excess and Surplus Lines segment’s combined ratio for the years ended December 31, 2010 and 2009 was 96%. During 2010, a higher current accident year loss ratio and a higher expense ratio were offset by more favorable development of prior years’ loss reserves as compared to 2009. The Excess and Surplus Lines segment’s 2010 combined ratio included $159.0 million of favorable development on prior years’ loss reserves compared to $130.8 million in 2009. The redundancies on prior years’ loss reserves experienced within the Excess and Surplus Lines segment in 2010 and 2009 were primarily on our professional and products liability programs due to lower loss severity than originally anticipated.

The Specialty Admitted segment’s combined ratio for the year ended December 31, 2010 was 100% compared to 99% in 2009. The combined ratio increased in 2010 due to a higher current accident year loss ratio and higher expense ratio, partially offset by more favorable development of prior years’ loss reserves. The Specialty Admitted segment’s 2010 combined ratio included $4.7 million of favorable development on prior years’ loss reserves compared to $0.3 million of adverse development on prior years’ loss reserves in 2009. The favorable development in 2010 was primarily due to redundancies of prior years’ loss reserves at the Markel American Specialty Personal and Commercial Lines unit. Beginning in the fourth quarter of 2010, the Specialty Admitted segment also includes the results of our FirstComp workers’ compensation operations.

The London Insurance Market segment’s combined ratio was 95% for the year ended December 31, 2010 compared to 91% in 2009. The 2010 combined ratio included $33.0 million, or six points, of underwriting loss on the Chilean earthquake and the Deepwater Horizon drilling rig explosion. Excluding the effects of losses from these two catastrophes, the London Insurance Market segment’s combined ratio for 2010 decreased compared to 2009 primarily due to more favorable development on prior years’ loss reserves. The London Insurance Market segment’s 2010 combined ratio included $117.7 million of favorable development on prior years’ loss reserves compared to $108.1 million in 2009. The redundancies on prior years’ loss reserves experienced within the London Insurance Market segment in 2010 and 2009 occurred in a variety of programs across each of our divisions, most notably in our long-tail professional liability programs.

	Premium Analysis Year Ended December 31, (dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2010	2009	2010	2009
Excess and Surplus Lines	$898,409	$962,702	$809,672	$940,098
Specialty Admitted	375,036	301,827	343,574	303,897
London Insurance Market	708,968	641,226	577,507	572,438
Other Insurance (Discontinued Lines)	54	138	168	(598)

Total	$1,982,467	$1,905,893	$1,730,921	$1,815,835

Gross written premiums for the year ended December 31, 2010 increased 4% compared to 2009. The increase in 2010 was due to higher gross premium volume in the Specialty Admitted and London Insurance Market segments. For the year ended December 31, 2010, the Specialty Admitted segment included $40.7 million of gross written premiums from FirstComp. The increase in gross written premiums in the London Insurance Market segment was due in part to our acquisition of Elliott Special Risks (ESR) in late 2009. The Excess and Surplus Lines segment included $18.8 million of gross written premiums related to our previously announced settlement with Guaranty Bank in the third quarter of 2010.

In 2010, gross written premiums in both the Excess and Surplus Lines and Specialty Admitted segments were impacted by the transfer of certain programs from the Excess and Surplus Lines segment to the Specialty Admitted segment. This transfer had no impact on total gross written premiums and was made to better align the reporting of these programs with their distribution strategy. For the year ended December 31, 2010, the Specialty Admitted segment included approximately $25 million of gross written premiums on these transferred programs.

During 2010, we continued to experience intense competition across many of our product lines, particularly within the Excess and Surplus Lines segment. In general, we believe prevailing rates within the property and casualty insurance marketplace are lower than our targeted pricing levels. When we believe the prevailing market price will not support our underwriting profit targets, the business is not written. As a result of our underwriting discipline, gross premium volume for many of our product lines, most notably within the Excess and Surplus Lines segment, has declined and, if the competitive environment does not improve, could decline further in the future.

Net retention of gross premium volume was 89% for 2010 and 90% for 2009. The decrease in 2010 was due in part to a reduction of net written premiums in the London Insurance Market segment for $11.0 million of additional reinsurance costs resulting from the Deepwater Horizon loss. As part of our underwriting philosophy, we seek to offer products with limits that do not require significant amounts of reinsurance. We purchase reinsurance in order to reduce our retention on individual risks and enable us to write policies with sufficient limits to meet policyholder needs.

Earned premiums for the year ended December 31, 2010 decreased 5% compared to 2009. The decrease in 2010 was primarily due to lower earned premiums in the Excess and Surplus Lines segment as a result of lower gross premium volume compared to 2009. For the year ended December 31, 2010, the Specialty Admitted segment included $36.9 million of earned premiums from FirstComp.

Net investment income for the year ended December 31, 2010 was $272.5 million compared to $259.8 million in 2009. The increase in 2010 was primarily due to having higher average invested assets and dividend income compared to 2009.

Net realized investment gains for the year ended December 31, 2010 were $36.4 million compared to net realized investment losses of $96.1 million in 2009. Net realized investment gains for 2010 included $12.2 million of write downs for other-than-temporary declines in the estimated fair value of investments compared to $90.0 million of write downs in 2009. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

Other revenues and other expenses include the results of the managing general agent operations of ESR (included in the London Insurance Market segment) and FirstComp (included in the Specialty Admitted segment), as well as the results of our non-insurance operations, which are referred to collectively as Markel Ventures. Our non-insurance operations include the results of AMF Bakery Systems, ParkLand Ventures, Inc., Panel Specialists, Inc. (effective October 2009), Ellicott Dredge Enterprises, LLC (effective November 2009), Solbern, Inc. (effective May 2010) and Markel Eagle Partners, LLC (effective May 2010). For the year ended December 31, 2010, revenues for our non-insurance operations were $166.5 million compared to $85.7 million in 2009. The results of our non-insurance operations are reported on a one-month lag.

Invested assets were $8.2 billion at December 31, 2010 compared to $7.8 billion at December 31, 2009. Equity securities were $1.7 billion, or 21% of invested assets, at December 31, 2010 compared to $1.3 billion, or 17% of invested assets, at December 31, 2009. Net unrealized gains on investments, net of taxes, were $581.3 million at December 31, 2010 compared to $417.8 million at December 31, 2009. At December 31, 2010, we held securities with gross unrealized losses of $56.2 million, or less than 1% of our total invested assets.

Interest expense for the year ended December 31, 2010 increased to $73.7 million from $54.0 million in 2009. The increase in 2010 was primarily due to our issuance of $350 million of 7.125% unsecured senior notes in September 2009.

Income tax expense for the year ended December 31, 2010 was 9% of our income before income taxes. Income tax benefit for the year ended December 31, 2009 was 2% of our income before income taxes. In both years, our effective tax rate differs from the statutory tax rate of 35% primarily as a result of tax-exempt investment income and tax benefits associated with our foreign operations. For the year ended December 31, 2010, the effective tax rate includes an 11% income tax benefit related to foreign operations as a result of a change in our plans regarding the amount of earnings considered permanently reinvested in foreign subsidiaries.

In October 2010, we completed our acquisition of 100% of the outstanding shares of Aspen Holdings, Inc., a Nebraska-based privately held corporation whose FirstComp insurance group provides workers’ compensation insurance and related services, principally to small businesses, in 31 states. Total consideration for this acquisition was approximately $136 million.

In December 2010, we acquired controlling interests in RD Holdings, LLC (RetailData), a company that provides retail intelligence services, and Diamond Healthcare Corporation, a company that manages behavioral health programs throughout the United States. Both of these companies are headquartered in Richmond, Virginia. The results for these two acquisitions will be reported on a one-month lag and included in our consolidated results beginning in the first quarter of 2011.

This release contains statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under “Risk Factors” and “Safe Harbor and Cautionary Statement” in our 2009 Annual Report on Form 10-K or are included in the items listed below:

•

our anticipated premium volume is based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;

•	we are legally required in certain instances to offer terrorism insurance and actively manage our exposure; however, if there is a covered terrorist attack, we could sustain material losses;

•	the impact of the events of September 11, 2001 will depend on the resolution of on-going insurance coverage litigation and arbitrations;

•

the frequency and severity of catastrophic events (including earthquakes and weather-related catastrophes) is unpredictable and, in the case of weather-related catastrophes, may be exacerbated if, as many forecast, conditions in the oceans and atmosphere result in increased hurricane or other adverse weather-related activity;

•

changing legal and social trends and inherent uncertainties (including but not limited to those uncertainties associated with our asbestos and environmental reserves) in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables;

•

we have exposure to losses associated with the adverse conditions in the residential mortgage market, principally with respect to loan transactions that occurred before the end of 2008; our loss reserves are based on judgments about the future performance of the underlying loans; however, continued weakness or other disruptions in the residential housing markets may result in additional loss experience and require strengthening of our loss reserves;

•	adverse developments in insurance coverage litigation could result in material increases in our estimates of loss reserves;

•	the loss estimation process may become more uncertain if we experience a period of rising inflation;

•	the costs and availability of reinsurance may impact our ability to write certain lines of business;

•	industry and economic conditions can affect the ability and/or willingness of reinsurers to pay balances due;

•	after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;

•	regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;

•

economic conditions, volatility in interest and foreign currency exchange rates and changes in market value of concentrated investments can have a significant impact on the fair value of fixed maturities and equity securities, as well as the carrying value of other assets and liabilities, and this impact may be heightened by market volatility;

•

economic conditions, changes in government support for education, healthcare and infrastructure projects and foreign currency exchange rates, among other factors, may adversely affect the markets served by our non-insurance operations and negatively impact their revenues and profitability;

•

we have substantial investments in municipal bonds (approximately $2.8 billion at December 31, 2010) and, although no more than 10% of our municipal bond portfolio is tied to any one state, widespread defaults could adversely affect our results of operations and financial condition;

•

we cannot predict the extent and duration of the current economic slowdown; the effects of government intervention into the markets to address the financial crisis of 2008 and 2009 (including, among other things, financial stability and recovery initiatives; changes in tax policy; and the effects of the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations adopted thereunder); and their combined impact on our industry, business and investment portfolio;

•	we cannot predict the impact of U.S. health care reform legislation and regulations under that legislation on our business;

•	our Atlas system and business process initiative may take longer to implement and cost more than we anticipate and may not achieve all of its objectives;

•	we have recently completed a number of acquisitions and may engage in additional acquisition activity in the future, which may increase operational and control risks for a period of time;

•	loss of services of any executive officers could impact our operations; and

•	adverse changes in our assigned financial strength or debt ratings could impact our ability to attract and retain business or obtain capital.

Our premium volume, underwriting and investment results and results from our non-insurance operations have been and will continue to be potentially materially affected by these factors. By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Thursday, February 3, 2011, beginning at 10:30 a.m. (Eastern Standard Time). Any person interested in listening to the call, or a replay of the call, which will be available from approximately two hours after the conclusion of the call until Monday, February 14, 2011, should contact Markel’s Investor Relations Department at 804-747-0136. Investors, analysts and the general public may also listen to the call free over the Internet through Markel Corporation’s web site, www.markelcorp.com. A replay of the call will also be available on this web site until Monday, February 14, 2011.

* * * * * * * *

Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

MARKEL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

	Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(dollars in thousands, except per share data)
OPERATING REVENUES
Earned premiums	$466,743	$454,977	$1,730,921	$1,815,835
Net investment income	71,092	60,698	272,530	259,809
Net realized investment gains (losses):
Other-than-temporary impairment losses	(5,943)	(4,414)	(11,644)	(95,570)
Other-than-temporary impairment losses recognized in other comprehensive income (loss)	—	376	(563)	5,620

Other-than-temporary impairment losses recognized in net income	(5,943)	(4,038)	(12,207)	(89,950)
Net realized investment gains (losses), excluding other-than-temporary impairment losses	20,209	8,327	48,569	(6,150)

Net realized investment gains (losses)	14,266	4,289	36,362	(96,100)
Other revenues	59,805	31,404	185,580	89,782

Total Operating Revenues	611,906	551,368	2,225,393	2,069,326

OPERATING EXPENSES
Losses and loss adjustment expenses	209,984	215,982	946,229	992,863
Underwriting, acquisition and insurance expenses	207,462	195,342	724,876	736,660
Amortization of intangible assets	5,107	2,357	16,824	6,698
Other expenses	58,850	27,546	168,290	80,499

Total Operating Expenses	481,403	441,227	1,856,219	1,816,720

Operating Income	130,503	110,141	369,174	252,606
Interest expense	18,772	18,030	73,663	53,969

Income Before Income Taxes	111,731	92,111	295,511	198,637
Income tax expense (benefit)	(28,718)	(1,631)	27,782	(3,782)

Net Income	$140,449	$93,742	$267,729	$202,419

Net income attributable to noncontrolling interests	306	386	936	781

Net Income to Shareholders	$140,143	$93,356	$266,793	$201,638

OTHER COMPREHENSIVE INCOME (LOSS)
Change in net unrealized gains on investments, net of taxes:
Net holding gains (losses) arising during the period	$(19,504)	$(11,325)	$195,648	$326,959
Unrealized other-than-temporary impairment losses on fixed maturities arising during the period	66	(264)	672	(5,405)
Reclassification adjustments for net gains (losses) included in net income	(13,448)	(3,732)	(32,831)	52,883

Change in net unrealized gains on investments, net of taxes	(32,886)	(15,321)	163,489	374,437
Change in currency translation adjustments, net of taxes	(4,371)	5,354	(2,282)	19,239
Change in net actuarial pension loss, net of taxes	1,713	(2,075)	2,749	(4,268)

Total Other Comprehensive Income (Loss)	(35,544)	(12,042)	163,956	389,408

Comprehensive Income	$104,905	$81,700	$431,685	$591,827
Comprehensive income attributable to noncontrolling interests	306	437	1,122	832

Comprehensive Income to Shareholders	$104,599	$81,263	$430,563	$590,995

NET INCOME PER SHARE
Basic	$14.42	$9.51	$27.31	$20.54
Diluted	$14.37	$9.49	$27.27	$20.52

Selected Data	December 31,
(dollars and shares in thousands, except per share data)	2010	2009
Total investments and cash and cash equivalents	$8,223,796	$7,848,673
Reinsurance recoverable on paid and unpaid losses	868,658	952,145
Goodwill and intangible assets	645,900	502,833
Total assets	10,825,589	10,241,896
Unpaid losses and loss adjustment expenses	5,398,406	5,427,096
Unearned premiums	839,537	717,728
Senior long-term debt and other debt	1,015,947	963,648
Total shareholders’ equity	3,171,523	2,774,360
Book value per common share outstanding	$326.36	$282.55
Common shares outstanding	9,718	9,819

Markel Corporation

Segment Reporting Disclosures

For the Quarters and Years Ended December 31, 2010 and 2009

Segment Gross Written Premiums

Quarter Ended December 31,			Year Ended December 31,
2010	2009	(dollars in thousands)	2010	2009
$205,460	$222,217	Excess and Surplus Lines	$898,409	$962,702
113,898	75,130	Specialty Admitted	375,036	301,827
134,969	131,259	London Insurance Market	708,968	641,226
11	(1)	Other Insurance (Discontinued Lines)	54	138

$454,338	$428,605	Consolidated	$1,982,467	$1,905,893

Segment Net Written Premiums

Quarter Ended December 31,			Year Ended December 31,
2010	2009	(dollars in thousands)	2010	2009
$178,683	$203,458	Excess and Surplus Lines	$797,518	$869,695
106,435	70,259	Specialty Admitted	348,634	279,266
116,205	115,947	London Insurance Market	622,799	566,046
(91)	(458)	Other Insurance (Discontinued Lines)	167	(598)

$401,232	$389,206	Consolidated	$1,769,118	$1,714,409

Segment Revenues

Quarter Ended December 31,			Year Ended December 31,
2010	2009	(dollars in thousands)	2010	2009
$188,341	$222,645	Excess and Surplus Lines	$809,672	$940,098
128,928	76,952	Specialty Admitted	355,928	303,897
162,488	159,954	London Insurance Market	584,260	576,554
85,358	64,987	Investing	308,892	163,709
(89)	(458)	Other Insurance (Discontinued Lines)	168	(598)

$565,026	$524,080	Consolidated	$2,058,920	$1,983,660

Reconciliation of Segment Profit (Loss) to Consolidated Operating Income

Quarter Ended December 31,			Year Ended December 31,
2010	2009	(dollars in thousands)	2010	2009
$24,066	$19,107	Excess and Surplus Lines	$35,550	$36,242
(1,068)	749	Specialty Admitted	(2,450)	2,324
23,148	24,083	London Insurance Market	27,034	53,330
85,358	64,987	Investing	308,892	163,709
(351)	582	Other Insurance (Discontinued Lines)	(3,120)	(4,716)
46,880	27,288	Other Revenues (Non-Insurance)	166,473	85,666
(42,423)	(24,298)	Other Expenses (Non-Insurance)	(146,381)	(77,251)
(5,107)	(2,357)	Amortization of Intangible Assets	(16,824)	(6,698)

$130,503	$110,141	Consolidated	$369,174	$252,606

Segment Combined Ratios

Quarter Ended December 31,			Year Ended December 31,
2010	2009		2010	2009
87%	91%	Excess and Surplus Lines	96%	96%
98%	99%	Specialty Admitted	100%	99%
86%	85%	London Insurance Market	95%	91%

89%	90%	Consolidated	97%	95%

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